Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-119609) pertaining to the Covanta Holding Corporation (formerly Danielson Holding Corporation) Equity Award Plan for Employees and Officers and the Covanta Holding Corporation Equity Award Plan for Directors of Covanta Holding Corporation,

(2)
Registration Statement (Form S-8 No. 333-130046) pertaining to the registration of an additional 2,000,000 shares of common stock as a result of an increase in the number of shares of common stock issuable under the Covanta Holding Corporation Equity Award Plan for Employees and Officers,

(3)
Registration Statement (Form S-8 No. 333-150705) pertaining to the registration of an additional 6,300,000 shares of common stock as a result of an increase in the number of shares of common stock issuable under the Covanta Holding Corporation Equity Award Plan for Employees and Officers and the Covanta Holding Corporation Equity Award Plan for Directors of Covanta Holding Corporation,

(4)	Registration Statement (Form S-8 No. 333-195793) pertaining to the Covanta Holding Corporation 2014 Equity Award,

(5)	Registration Statement (Form S-3 No. 333-199593) pertaining to the registration of common stock, preferred stock, warrants, and debt securities of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Covanta Holding Corporation, and the effectiveness of internal control over financial reporting of Covanta Holding Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 2, 2015